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                                                                EXHIBIT 3.1a

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
          RIGHTS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                          UNIVISION COMMUNICATIONS INC.


            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

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          The undersigned, A. Jerrold Perenchio and Robert V. Cahill, the
President and Secretary, respectively, of Univision Communications Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certify that the following resolution has been adopted by the Board of Directors of the Corporation by unanimous written consent:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Board hereby approves the issuance of a series of preferred stock of the Corporation, $.01 par value per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

          Series A Cumulative Convertible Preferred Stock:

          I.     DESIGNATION AND AMOUNT

                 The shares of such series shall be designated as "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be 12,000 (each a "Series A Preferred Share").

          II.    DIVIDEND RIGHTS

                 A. The holders of record of the Series A Preferred Stock of the Corporation (the "Holders") shall be entitled to receive, when, as and if declared by the Board, out of the funds of the Corporation legally available therefor, a cumulative cash dividend (the "Dividend") at a rate of 6% of the Liquidation Value (as specified below) per share per annum, payable quarterly in arrears on the first day of February, May, August and November ($15.00 per share per quarterly payment). The Liquidation Value shall be $1,000

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per share.  Dividends on each Series A Preferred Share will accrue cumulatively on a daily basis from and excluding the Closing Date of the Corporation's acquisition of all of the partnership interests of Sainte Limited, a California limited partnership, pursuant to the Partnership Interests Purchase Agreement between the Corporation and the partners of such limited partnership dated as of September 25, 1996 (the "Partnership Interests Purchase Agreement") to and including the date on which the Series A Preferred Shares are redeemed or converted, whether or not such dividends have been declared from time to time and whether or not there are funds of the Corporation legally available from time to time for the payment of the dividends.

                 B. If the funds of the Corporation legally available for payment of dividends on any date when such dividends are payable are insufficient to pay the total amount of dividends then accrued with respect to the Series A Preferred Stock, or if the Corporation is prohibited from paying such dividends by applicable law or by any contract or agreement, including, but not limited to, any loan agreement, to which the Corporation is a party, the Corporation will use those funds legally available and not so prohibited for the payment of any such dividends. On such date as additional funds of the Corporation are legally available for the payment of such dividends, or such prohibition no longer applies, such funds will be used to pay accrued and unpaid dividends.

                 C. Accrued and unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                 D. If at any time accrued and unpaid dividends equal Thirty Dollars ($30) or more per share, then the Series A Preferred Shares shall thereafter accrue dividends at a rate of 9% of the Liquidation Value per share per annum, until such time as there are no longer any accrued and unpaid dividends, whether or not declared.

          III.   VOTING RIGHTS

                 Each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock standing in the name of the holder on the books of the Corporation, with the same and identical voting rights as a holder of a share of common stock of the Corporation. Except as otherwise provided by law, the Series A Preferred Stock and any other class of stock of the Corporation having voting rights shall vote together as one class.


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                 The holders of Series A Preferred Stock are entitled to receive notice of all meetings of the stockholders of the Corporation, to the same extent and in the same manner as the holders of the common stock of the Corporation.

          IV.    CERTAIN RESTRICTIONS

                 A. Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                 1. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                 2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 3. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                 4. redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4.1, purchase or otherwise acquire such shares at such time and in such manner.


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          V.     LIQUIDATION, DISSOLUTION OR WINDING-UP

                 In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Holders of Series A Preferred Stock shall be entitled to receive with respect to each Series A Preferred Share, after payment of or provision for payment of the debts and other liabilities of the Corporation, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $1,000 plus all accrued but unpaid dividends up to and including the date of Liquidation (the "Liquidation Preference"); PROVIDED, HOWEVER, that non-cash consideration shall be payable only with the prior written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holders of the Series A Preferred Stock shall be reasonably determined in good faith by the Board. A merger or consolidation of the Corporation with one or more other corporations or business entities (a "Merger"), whether or not the Corporation is the surviving entity, or a voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or its subsidiaries to one or more other corporations or business entities (other than one or more corporations or business entities controlling, controlled by or under common control with the Corporation) (all or any such transactions referred to herein as a "Sale of Assets"), shall not be deemed a Liquidation if (a) such Merger or Sale of Assets does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors, and (b) the Holders of the Series A Preferred Stock receive, pursuant to such Merger or Sale of Assets, preferred stock of the surviving entity having terms no less favorable to the Holders than the terms of the Series A Preferred Stock, including, but not limited to, a cumulative Liquidation Preference no less than the cumulative Liquidation Preference of the Series A Preferred Stock immediately prior to such Merger or Sale of Assets.

          VI.    CONVERSION RIGHTS

                 A. RIGHT TO CONVERT. The Series A Preferred Stock shall be convertible, in whole or in part, at the option of any Holder thereof at any time and from time to time, from and after the Closing Date under the Partnership Interests Purchase Agreement to the day immediately preceding the fourth anniversary of such date; PROVIDED, HOWEVER, that the aggregate Liquidation Value of the Series A Preferred Shares sought to be converted on each such occasion on which the Holder is converting less than all of his or her Series A Preferred Stock must be at least $2 million. Upon conversion, each Series A Preferred Share shall be convertible into the number of the Corporation's fully paid and nonassessable shares of Class A Common Stock determined by dividing $1,000 by the Conversion Price. If less than all of the Series A Preferred Shares held by a Holder are to be converted, the Holder shall specify at the time of surrender of his or her Series A Preferred Shares for conversion, the exact number to be converted.


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                 B.   CONVERSION PRICE.  The "Conversion Price" shall be the
average of the closing price on the New York Stock Exchange for the Corporation's Class A Common Stock for the ten trading days preceding the date of the issuance of the FCC Transfer Approval (as defined in the Partnership Interests Purchase Agreement) ("FCC Approval"); PROVIDED, HOWEVER, that if FCC Approval is issued before the Corporation's initial public offering (the "IPO") or within the first ten trading days after the IPO, the Conversion Price shall be the average of the closing price on the New York Stock Exchange for the Corporation's Class A Common Stock for the five trading days commencing on the sixth trading day after the IPO. Following the setting of the Conversion Price, the Corporation will promptly send notice of the Conversion Price to the Holders. Notice of the Conversion Price shall be mailed by first class mail, postage prepaid, addressed to the Holders at each Holder's address as it appears on the books of the Corporation.

                 C. ADJUSTMENTS. The number of shares of Class A Common Stock into which each Series A Preferred Share may be converted shall be subject to adjustment in the event the Corporation shall at any time after FCC Approval
(1) establish a record date for the purpose of declaring any dividend on the Class A Common Stock payable in shares of Class A Common Stock, (2) effect a subdivision or combination or consolidation of the outstanding shares of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, or (3) increase or decrease the number of shares of Class A Common Stock by reclassification. In such event, the number of shares of Class A Common Stock to be received upon conversion shall be adjusted so that each Holder shall thereafter be entitled to receive for such Series A Preferred Share the number of shares of Class A Common Stock which such Holder would have owned and/or been entitled to receive upon the occurrence of an event or record date described above had the Series A Preferred Share been converted immediately prior to the happening of the event or record date. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such reclassification, subdivision, combination, or consolidation.

                 D. CONVERSION METHOD. Before a Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed in blank, at the office of the transfer agent for the Corporation's Class A Common Stock and shall give written notice by mail, postage prepaid, to the Corporation at its executive corporate office, of the election to convert the same. The certificate or certificates for shares of Class A Common Stock shall be issued only in the name of the person surrendering the certificate or certificates of Series A Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series A Preferred Stock, or to the nominee or nominees of such Holder, (a) a certificate or certificates for the number of shares of Class A Common Stock to which such Holder shall be entitled as aforesaid and (b) a new certificate for any remaining Series A Preferred Shares evidenced by a surrendered certificate but not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares


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of Series A Preferred Stock to be converted, and such Holder shall be treated for all purposes as the record holder of such shares of Class A Common Stock as of such date. If there are dividends accrued but not paid up to the date of conversion, the Corporation shall pay such Holder such dividends in cash on the date of the conversion; subject to any restrictions applicable under state law in the state of the Corporation's incorporation and to the provisions of any contract or agreement, including, but not limited to any loan agreement, to which the Corporation is a party; provided, however, that if the Corporation shall be unable to pay any such dividends as a result of such restrictions, the Holder, upon written notice to the Corporation given within thirty (30) days following the date of conversion, shall be entitled to convert all, but not less than all, of such accrued but unpaid dividends into such whole number of additional shares of Class A Common Stock as shall be closest to, but not more than, the quotient of (i) the amount of such accrued but unpaid dividends, divided by (ii) the Conversion Price.

                 E. FRACTIONAL SHARES OF CLASS A COMMON STOCK. No fractional shares of Class A Common Stock or scrip shall be issued upon conversion of Series A Preferred Stock. Instead of any fractional shares of Class A Common Stock which otherwise would be issuable upon conversion of any Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the fair market value (as determined by the closing price on the New York Stock Exchange for the Class A Common Stock on the date of conversion) of a share of Class A Common Stock.

                 F. TAXES. All shares of Class A Common Stock issued upon conversion of Series A Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series A Preferred Stock pursuant hereto.

                 G. SURRENDERED SERIES A PREFERRED STOCK. All certificates representing Series A Preferred Stock surrendered for conversion or redemption shall be appropriately canceled on the books of the Corporation and the Series A Preferred Stock so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued Preferred Stock.

                 H. AVAILABLE CLASS A COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series A Preferred Stock under Section 6.1 above, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its stockholders, be



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necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

          VII.   REDEMPTION AT OPTION OF CORPORATION

                 A. Commencing on the fourth anniversary of the Closing Date under the Partnership Interests Purchase Agreement, the Corporation, at the option of the Board, may redeem each share of Series A Preferred Stock for an amount equal to the Liquidation Preference of such share.

                 B. Notice of redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders at each Holder's address as it appears on the books of the Corporation. Such mailing may be given at any time commencing 30 days prior to the fourth anniversary of the Closing Date and shall be mailed at least 30 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided for shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

                 C. If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the Holders, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders to receive the amount payable on redemption thereof, without interest. Any funds so set aside by the Corporation and unclaimed by the second anniversary of the redemption date shall revert to the general funds of the Corporation.

          VIII.  REDEMPTION AT OPTION OF HOLDERS

                 A. Each Holder may at any time and from time to time require the Corporation, subject to any restrictions applicable under state law in the state of the Corporation's incorporation and to the provisions of any contract or agreement, including, but not limited to any loan agreement, to which the Corporation is a party, to redeem all or any portion of the Series A Preferred Stock held by such Holder at a price per share equal to the Liquidation Preference of such share; PROVIDED, HOWEVER, that the aggregate Liquidation Value of the Series A Preferred Shares sought to be redeemed on each occasion on which the Holder is redeeming less than all of his or her Series A Preferred Stock must be at least $500,000; provided further, that each Holder may redeem less than all of his or her Series A Preferred Stock no more than once per calendar quarter.


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                 B.   Notice of a request for redemption of shares of Series A
Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Corporation at its executive corporate office. Such mailing shall be at least 60 days prior to the date fixed for redemption.

                 C. If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the Holders, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so required to be redeemed shall not have been surrendered for cancellation, all shares so required to be redeemed shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders to receive the amount payable on redemption thereof, without interest. Any funds so set aside by the Corporation and unclaimed by the second anniversary of the redemption date shall revert to the general funds of the Corporation.

                 D. If on the redemption date specified in any notice of redemption the Corporation is unable to pay to the Holder the full amount of consideration due under Section 8.1, due to restrictions applicable under state law in the state of the Corporation's incorporation or the provisions of any contract or agreement, including, but not limited to any loan agreement, to which the Corporation is a party, then the unredeemed Series A Preferred Shares shall continue to accrue dividends as provided in Section 2 until the Corporation pays the full amount of consideration due to the Holder. In such event, the Corporation shall redeem the Series A Preferred Shares specified in the notice of redemption as cash becomes available therefor; until the Corporation has redeemed all the Series A Preferred Shares specified in the notice of redemption, the restrictions of subparagraphs A through D of Section
4.1 shall apply to the Corporation and the Series A Preferred Shares specified in the notice of redemption shall thereafter accrue dividends at a rate of 9% of the Liquidation Value per share per annum, until such time as such Series A Preferred Shares are redeemed by the Corporation.

          IX.    REACQUIRED SHARES

                 Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions set forth herein, in the Restated Certificate of Incorporation, in any other certificate of designations creating a series of preferred stock or any similar stock, or as otherwise required by law.


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          X.     CONSOLIDATION, MERGER, ETC.

                 In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall be convertible into the same kind and amounts of stock, securities, cash and/or any other property (payable in kind), as the case may be, which were issuable or distributable upon such event to holders of the number of shares of Class A Common Stock into which the Series A Preferred Stock might have been converted immediately prior to such event.

          XI.    RANK

                 The Series A Preferred Stock shall rank (i) senior to all common stock and (ii) senior to any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series A Preferred Stock. The Corporation shall not issue equity securities that by their terms are made senior to the Series A Preferred Stock without the prior written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock.

          XII.   CERTIFICATES OF THE SERIES A PREFERRED STOCK

                 Certificates representing shares of Series A Preferred Stock shall, at the option of the Corporation, bear the following legend:

                 "The securities represented by this certificate may not be sold or offered for sale or otherwise transferred in the absence of an effective registration statement under the Securities Act of 1933 or an opinion of counsel acceptable to Univision Communications Inc. that such registration is not required."

          XIII.  AMENDMENT

                 The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the Holders of the Series A Preferred Stock.


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          IN WITNESS WHEREOF, the undersigned have executed and subscribed this
Certificate and affirm that this is their act and deed and that the facts stated herein are true under the penalties of perjury as of this 1st day of October, 1996.



                                   By: /s/ A. Jerrold Perenchio
                                      --------------------------------
                                   Name:   A. Jerrold Perenchio
                                   Title:  President




                                   By: /s/ Robert V. Cahill
                                      --------------------------------
                                   Name:   Robert V. Cahill
                                   Title:  Secretary


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